As filed with the Securities and Exchange Commission on April 27, 2004
Registration No. 333-111194

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Intersections Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7375	54-1956515
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

14901 Bogle Drive

Chantilly, Virginia 20151
(703) 488-6100
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael R. Stanfield

Chief Executive Officer
Intersections Inc.
14901 Bogle Drive
Chantilly, Virginia 20151
(703) 488-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Martin H. Neidell, Esq. Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 (212) 806-5836 Facsimile: (212) 806-7836	Thomas R. Brome, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000 Facsimile: (212) 474-3700

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

SEC Registration Fee	$10,214
NASD Filing Fee	12,719
Nasdaq National Market Listing Fee	125,000
Printing and Engraving Costs	300,000
Legal Fees and Expenses	500,000
Accounting Fees and Expenses	650,000
Transfer Agent and Registrar Fees and Expenses	5,000
Miscellaneous	47,067

Total	$1,650,000

Item 14.	Indemnification of Directors and Officers.

      Our certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), our directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The registrant intends to maintain liability insurance for its officers and directors, if available on reasonable terms. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding.

      At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for any indemnification.

Item 15.	Recent Sales of Unregistered Securities.

      The following is a summary of the sales during the past three years by Intersections of securities that were not registered under the Securities Act.

1. In November 2001, the Registrant issued a $20,000,000 Senior Secured Convertible Note to CD Holdings Inc., which note is convertible into its Series D Convertible Preferred Stock, which in turn is convertible into shares of its common stock. These securities were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.

2. In November 2001, the Registrant issued a warrant to purchase 63,817 shares of its common stock to a former employee in exchange for the cancellation of a stock option held by such employee. The warrant was issued in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933, as a transaction by an issuer not involving a public offering. In addition, the foregoing transaction was consummated without the use of underwriters. The recipient either received adequate information about us or had access, through employment or other relationships, to such information.

3. In addition, the Registrant, from time to time, has issued an aggregate of 2,999,556 stock options to various people pursuant to its stock option plan. These stock options and the common stock issuable upon the exercise of such options were issued pursuant to written compensatory plans or arrangements and otherwise in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

      All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates evidencing the securities described in this Item 15 included appropriate legends setting forth that the securities had not been registered under the Securities Act and were subject to applicable restrictions on transfer.

Item 16.	Exhibits and Financial Statement Schedules.

      (a) Exhibits.

1.1*	Underwriting Agreement
3.1**	Restated Certificate of Incorporation
3.2**	Amended and Restated Bylaws
4.1**	Investors’ Rights Agreement, dated as of November 27, 2001, among the Registrant and the Investors named therein.
4.2**	Warrant Issuance and Delivery Agreement, dated as of February 29, 2000, between the Registrant and American Express Travel Related Services Company, Inc.
5.1**	Opinion of Stroock & Stroock & Lavan LLP
10.1*	Employment Agreement between the Registrant and Michael R. Stanfield.

10.2†**		Consumer Credit Information Service Agreement, dated as of March 12, 1997, by and between CreditComm Services LLC and American Express Travel Related Services Company, Inc., as amended.
10.3†**		Agreement, dated as of April 29, 2001, between the Registrant and Discover Financial Services, Inc.
10.4†**		Agreement for Services Administration, dated as of March 11, 2002, between the Registrant and Discover Bank
10.5†**		Program Provider Agreement, dated as of August 1, 2002, among the Registrant, Citibank (South Dakota), N.A., Citibank USA N.A. and Citicorp Credit Services, Inc.
10.6†**		Agreement — Consumer Disclosure Services, dated as of April 7, 1997, by and between CreditComm Services LLC, Equifax Credit Information Services, Inc. and Digital Matrix Systems, as amended by the First Addendum dated March 30, 2001 and the Second Addendum dated November 27, 2001.
10.7**		Agreement for Credit Monitoring Batch Processing Services, dated as of November 27, 2001, among the Registrant, CreditComm Services LLC and Equifax Services, Inc.
10.8*		Master Agreement for Marketing, Operational and Cooperative Services, dated as of November 27, 2001, among the Registrant, CreditComm Services LLC and Equifax Consumer Services, Inc., as amended, together with Addendum Number Two, dated May 31, 2002.
10.9†**		CapitalOne Project Agreement pursuant to Addendum Number Two to Master Agreement for Marketing, Operational and Cooperative Services, dated May 31, 2002.
10.10†*	*	CapitalOne Project Agreement Two pursuant to Addendum Number Two to Master Agreement for Marketing, Operational and Cooperative Services, dated December 23, 2002.
10.11†*	*	CapitalOne Project Agreement Three pursuant to Addendum Number Three to Master Agreement for Marketing, Operational and Cooperative Services, dated November 22, 2002.
10.12†*	*	Consumer Review Service Reseller Service Agreement between the Registrant and Experian Information Solutions, Inc.
10.13†*	*	Agreement, effective as of December 1, 2003, between Citibank (South Dakota), N.A., Citibank USA, N.A. and Citicorp Credit Services, Inc. and the Registrant.
10.14†*	*	Service Agreement for Consumer Resale, dated as of August 31, 1999 by and between CreditComm Services LLC and TransUnion Corporation.
10.15**		Software License Agreement, dated as of April 1, 1999, by and between Digital Matrix Systems, Inc. and the Registrant, as amended.
10.16**		Data Processing Agreement, dated December 14, 2001 by and between Digital Matrix Systems, Inc. and the Registrant.
10.17*		Employment Agreement between the Registrant and Kenneth D. Schwarz.
10.18*		Employment Agreement between the Registrant and Robert LaFin.
10.19*		Employment Agreement between the Registrant and Charles Patrick Garner.
10.20*		Employment Agreement between the Registrant and Neal Dittersdorf.
21.1**		Subsidiaries of the Registrant
23.1**		Consent of Deloitte & Touche LLP
23.2**		Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)
24.1**		Powers of Attorney (previously included in this Part II of the registration statement)
24.2**		Power of attorney for Mr. Amato

*	Filed herewith.

**	Previously filed.

†	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

      (b) Financial Statement Schedules.

      See Schedule II — “Valuation and Qualifying Accounts” contained on page F-23. All other schedules are omitted as the information is not required or is included in the Registrant’s financial statements and related notes.

Item 17.	Undertakings.

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chantilly, State of Virginia, on this 27th day of April, 2004.

INTERSECTIONS INC.

By:	/s/ NEAL DITTERSDORF

Name: Neal Dittersdorf

Title:	Senior Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated:

Signature	Title	Date

* Michael R. Stanfield	Chairman, Chief Executive Officer and Director (principal executive officer)	April 27, 2004

* Kenneth D. Schwarz	Chief Financial Officer and Chief Operating Officer (principal financial and accounting officer)	April 27, 2004

* Thomas G. Amato	Director

* Donald T. Heroman	Director

* David A. McGough	Director

* Norman N. Mintz	Director

* David M. Phillips	Director

* Steven F. Piaker	Director

* Thomas L. Kempner	Director

Signature		Title	Date

* William J. Wilson		Director

*By:	/s/ NEAL DITTERSDORF Neal Dittersdorf Attorney-in-Fact

Date: April 27, 2004

EXHIBITS

1.1*	Form of Underwriting Agreement
3.1**	Restated Certificate of Incorporation
3.2**	Amended and Restated Bylaws
4.1**	Investors’ Rights Agreement, dated as of November 27, 2001, among the Registrant and the Investors named therein.
4.2**	Warrant Issuance and Delivery Agreement, dated as of February 29, 2000, between the Registrant and American Express Travel Related Services Company, Inc.
5.1**	Opinion of Stroock & Stroock & Lavan LLP
10.1*	Employment Agreement between the Registrant and Michael R. Stanfield.
10.2†**	Consumer Credit Information Service Agreement, dated as of March 12, 1997, by and between CreditComm Services LLC and American Express Travel Related Services Company, Inc., as amended.
10.3†**	Agreement, dated as of April 29, 2001, between the Registrant and Discover Financial Services, Inc.
10.4†**	Agreement for Services Administration, dated as of March 11, 2002, between the Registrant and Discover Bank
10.5†**	Program Provider Agreement, dated as of August 1, 2002, among the Registrant, Citibank (South Dakota), N.A., Citibank USA N.A. and Citicorp Credit Services, Inc.
10.6†**	Agreement — Consumer Disclosure Services, dated as of April 7, 1997, by and between CreditComm Services LLC, Equifax Credit Information Services, Inc. and Digital Matrix Systems, as amended by the First Addendum dated March 30, 2001 and the Second Addendum dated November 27, 2001.
10.7**	Agreement for Credit Monitoring Batch Processing Services, dated as of November 27, 2001, among the Registrant, CreditComm Services LLC and Equifax Services, Inc.
10.8*	Master Agreement for Marketing, Operational and Cooperative Services, dated as of November 27, 2001, among the Registrant, CreditComm Services LLC and Equifax Consumer Services, Inc., as amended, together with Addendum Number Two, dated May 31, 2002.
10.9†**	CapitalOne Project Agreement pursuant to Addendum Number Two to Master Agreement for Marketing, Operational and Cooperative Services, dated May 31, 2002.
10.10†**	CapitalOne Project Agreement Two pursuant to Addendum Number Two to Master Agreement for Marketing, Operational and Cooperative Services, dated December 23, 2002.
10.11†**	CapitalOne Project Agreement Three pursuant to Addendum Number Three to Master Agreement for Marketing, Operational and Cooperative Services, dated November 22, 2002.
10.12†**	Consumer Review Service Reseller Service Agreement between the Registrant and Experian Information Solutions, Inc.
10.13†**	Agreement, effective as of December 1, 2003, between Citibank (South Dakota), N.A., Citibank USA, N.A. and Citicorp Credit Services, Inc. and the Registrant.
10.14†**	Service Agreement for Consumer Resale, dated as of August 31, 1999 by and between CreditComm Services LLC and TransUnion Corporation.
10.15**	Software License Agreement dated, as of April 1, 1999, by and between Digital Matrix Systems, Inc. and the Registrant, as amended.
10.16**	Data Processing Agreement, dated December 14, 2001, by and between Digital Matrix Systems, Inc. and the Registrant.
10.17*	Employment Agreement between the Registrant and Kenneth D. Schwarz.
10.18*	Employment Agreement between the Registrant and Robert LaFin.
10.19*	Employment Agreement between the Registrant and Charles Patrick Garner.

10.20*	Employment Agreement between the Registrant and Neal Dittersdorf.
21.1**	Subsidiaries of the Registrant
23.1**	Consent of Deloitte & Touche LLP
23.2**	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5.1)
24.1**	Powers of Attorney (previously included in this Part II of the registration statement)
24.2**	Power of attorney for Mr. Amato

*	Filed herewith.

**	Previously filed.

†	Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.